CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), dated as of July 7, 2022 (the “Effective Date”), is made and entered into by and among Society Pass, Inc., a Nevada corporation (the “Parent”), Thoughtful Media Group Incorporated, a Nevada corporation (the “Company”), and Thorman Development, Inc. f/s/o Daniel Thorman (the “Consultant”). Terms used herein and not otherwise defined shall have the meanings set forth in Section 9.

RECITALS

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company wishes to engage the Consultant and the Consultant wishes to be engaged by the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions, and conditions set forth in this Agreement, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.	Engagement. Subject to the terms and conditions set forth in this Agreement, Company hereby offers, and Consultant hereby accepts a consulting engagement with Company, as of the Effective Date.

2.	Term. Subject to Section 5, Consultant’s engagement under the terms of this Agreement shall be for a period (the “Term”) commencing on the Effective Date and continuing until December 31, 2022 (the “Term End Date”). The parties may terminate this Agreement and Consultant’s engagement hereunder during the Term in accordance with, and subject to, the provisions of, Section 5.

3.	Capacity and Performance.

(a)	During the Term, the Consultant shall perform such duties and responsibilities as directed by the Company’s Chief Executive Officer, consistent with Consultant’s position on behalf of Company. Externally, the Consultant will operate with the title of “Chief Executive Officer of Thoughtful Media Group.”

(b)	Consultant shall devote the necessary and required attention, skill, and efforts to the performance of his duties under this Agreement during the Term, and shall not perform any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Consultant’s duties for the Company, or (z) interferes with Consultant’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Consultant from (i) working with a noncompeting for-profit business and one or more charitable organizations, (ii) engaging in charitable activities and community affairs, (iii) managing Consultant’s personal investments and affairs of (iv) own and work for Collidescope.io, Inc. as long as Collidescope.io, Inc. maintains its current lines of business, which includes the analytics scoring and advertising technology tools that it currently has in development that service its for-profit and non-profit clients.

4.	Compensation and Benefits.

(a)	Compensation. The Company shall pay Consultant $14,500 on the last day of each month from July 2022 to December 2022 for a total of $87,000 in monthly compensation. Further, for services performed by Consultant under this Agreement, Company shall pay Consultant compensation of $250,000, payable on the Effective Date, with (i) 65% to be paid in restricted shares of the Parent’s common stock, equal to the number of shares calculated by dividing $162,500 by the Stock Purchase Agreement Share Price, with the standard restrictions imposed by U.S. securities laws (the “Shares”) and (ii) 35%, equal to $87,500, to be paid in cash.

(b)	Bonus-Performance Incentive Compensation. The Consultant shall receive an incentive bonus of $175,000 (the “Bonus”) as described in this Section 4(b) if the Company has consolidated revenue, including new subsidiaries or business units set up for the purpose of conducting similar business lines (e.g. Indonesian operations, Vietnam local expansion operations, etc.), as calculated using generally accepted accounting practices in the United States, ranging from over $7,000,000 to over $10,000,000 for the fiscal year ended December 31, 2022 (“Revenue Targets”). If the Company achieves a Revenue Target of over $10,000,000, the Consultant shall be issued on April 15 2023, the maximum Bonus equal to the number of restricted shares of the Parent’s common stock equal to $175,000 divided by the price of the Parent’s common stock on the date of issuance (the “Maximum Bonus”). If the Company achieves a Revenue Target of over $9,000,000 but not over $10,000,000, the Consultant shall receive on April 15, 2023, a total of 40% of the Maximum Bonus. If the Company achieves a Revenue Target of over $8,000,000 but not over $9,000,000, the Consultant shall receive on April 15, 2023, a total of 25% of the Maximum Bonus. If the Company achieves a Revenue Target of over $7,000,000 but not over $8,000,000, the Consultant shall receive on April 15, 2023, a total of 15% of the Maximum Bonus.

(c)	The Consultant shall receive the right to receive $42,000 in common stock of the Thoughtful Media Group Incorporated (“TMG”) which shall be issued to the Consultant immediately prior to a Liquidity Event using the price of the shares for the Liquidity Event to calculate the number of shares of TMG the Consultant shall receive.

(d)	With respect to the Shares, the Consultant represents that: (i) he understands that the Shares have not been, and will not be, registered with the Securities and Exchange Commission (the “SEC”) or any state securities commission, (ii) he is acquiring the Shares for its own account and not for resale in connection with any distribution, (iii) he has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Parent, (iv) he understands and acknowledges that the Parent has a limited financial and operating history and that an investment in the Parent involves risks, (v) he has had an opportunity to review the Company’s filings with the SEC and ask questions of, and receive answers from, the officers of the Parent, (vi) he is an accredited investor within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act of 1933, as amended (the “Act”), and shall submit to the Parent such further assurances of such status as may be reasonably requested by the Parent, (vii) he acknowledges that the Shares must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available and (viii) he understands and acknowledges that the Parent has made no assurances that a public market will exist for Shares.

(e)	Company Travel and Expenses. Expenses required for Consultant’s execution of the duties under this Agreement under $200 each month shall be reimbursed by the Company. Expenses greater than $200 each month shall only be reimbursed if approved in advance by the Company. All international airline travel plans must be pre-approved and coordinated with the Company. If air travel is required, for flights longer than six hours, Business Class travel shall be arranged for Consultant. The Company shall use its best efforts to arrange Asian air travel on Cathay Pacific with which Consultant maintains his loyalty program.

5.	Termination of Engagement; Severance Benefits. Notwithstanding the provisions of Section 2, the Consultant’s engagement hereunder shall terminate under the following circumstances:

(a)	Death and Disability. If, during the Term, Consultant’s dies or has a Disability, Consultant’s engagement hereunder shall immediately and automatically terminate and Consultant shall not receive any further compensation, including the Bonus.

(b)	By Company for Cause. Company may terminate Consultant’s engagement hereunder for Cause, as defined in Section 9, at any time upon notice to Consultant setting forth in reasonable detail the nature of such Cause. Upon the giving of notice of termination of Consultant’s engagement hereunder for Cause, the Company shall have no further obligation to Consultant and the Consultant shall not receive any further compensation, including the Bonus. Any notice of termination of Consultant’s engagement hereunder for Cause, or any notice to Consultant regarding any event, condition or circumstance that, if not cured, if applicable, in accordance with the above, could give rise to a termination of Consultant’s engagement hereunder for Cause, shall set forth in detail the applicable event(s), condition(s) or circumstance(s) constituting reason(s) or potential reason(s) for such termination hereunder.

(c)	By Company Other than for Cause or by Consultant for Good Reason. If (i) the Company terminates the Consultant’s engagement other than for Cause or (ii) the Consultant terminates Consultant’s engagement hereunder for Good Reason at any time upon thirty (30) days’ written notice to Company, after termination of the Agreement under this Section 5(c), the Consultant shall receive the Maximum Bonus, which shall be processed within fifteen (15) days after termination.

(d)	By Consultant Other than for Good Reason. Consultant may terminate Consultant’s engagement hereunder other than for Good Reason upon thirty (30) days’ written notice to Company; provided, that Company may, in its sole and absolute discretion, by written notice accelerate such date of termination. In the event of a termination of Consultant’s engagement under this Section 5(d), the Company shall have no further obligation to Consultant and the Consultant shall not receive any further compensation, including the Bonus.

(e)	Provisions of this Agreement will survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the obligations of Consultant under Sections 6 and 7.

(f)	Upon termination of the Consultant’s engagement or upon the Company’s request at any other time, the Consultant will deliver to the Company all of the Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Intellectual Property or Confidential Information and certify in writing that the Consultant has fully complied with the foregoing obligation. The Consultant agrees that the Consultant will not copy, delete, or alter any information contained upon any Company computer or Company equipment before the Consultant returns it to the Company. In addition, if the Consultant has used any personal computer, server, or email system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, the Consultant agrees to provide the Company with a computer-usable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and the Consultant agrees to provide the Company access to the Consultant’s system as reasonably requested to verify that the necessary copying and/or deletion is completed.

6.	Confidential Information.

(a)	Consultant acknowledges that Company continually develops Confidential Information, that Consultant may develop Confidential Information for Company and that Consultant may learn of Confidential Information during the course of engagement with Company. Consultant will comply with the policies and procedures of Company for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law, regulation or process or for the proper performance of Consultant’s duties and responsibilities to Company, any Confidential Information obtained by Consultant incident to Consultant’s engagement or other association with Company. Consultant understands that this restriction shall continue to apply after Consultant’s engagement terminates, regardless of the reason for such termination.

(b)	Notwithstanding anything contained in this Section 6 to the contrary, nothing contained herein shall prevent Consultant from disclosing any Confidential Information required by law, subpoena, court order or other legal process to be disclosed; provided, that, Consultant shall give prompt written notice to Company of such requirement, disclose no more information than is so required and cooperate, at Company’s cost and expense, with any attempt by Company to obtain a protective order or similar treatment with respect to such information.

7.	Restricted Activities. Consultant agrees that the restrictions on Consultant’s activities during and after Consultant’s engagement set forth below are necessary to protect the goodwill, Confidential Information and other legitimate interests of Company and its successors and assigns:

(a)	During the term of this Agreement and during the Restricted Period following termination of engagement, Consultant will not, without the prior written consent of Company, directly or indirectly, and whether as principal or investor or as an Consultant, officer, director, manager, partner, consultant, agent, or otherwise, alone or in association with any other Person, firm, corporation, or other business organization, engage or otherwise become involved in a Competing Business (as defined below) in any country in which the Company conducted business during the Term; provided, however, that the provisions of this Section 7 shall apply solely to those activities of a Competing Business. A “Competing Business” is a business with the business activities of the Parent at any time during the Term or during the twelve (12) month period preceding termination of Consultant’s engagement. “Restricted Period” means twelve (12) months. Collidescope.io, Inc.’s current lines of business shall not be considered a Competing Business, which includes the analytics scoring and advertising technology tools that it currently has in development that service its for-profit and non-profit clients.

(b)	During the Term of this Agreement and during the Restricted Period, Consultant will not engage in any Wrongful Solicitation. A “Wrongful Solicitation” shall be deemed to occur when Consultant directly or indirectly (except in the course of Consultant’s engagement with Company), for the purpose of conducting or engaging in a Competing Business, calls upon, solicits, advises or otherwise does, or attempts to do, business with any Person who is, or was, during the then most recent 12-month period, a customer or supplier of Company or any of its subsidiaries, or takes away or interferes or attempts to take away or interfere with any custom, trade, business, patronage or affairs of Company or any of its subsidiaries, or hires or attempts to hire any Person who is, or was during the most recent 12-month period, a consultant, officer, representative or agent of Company or any of its subsidiaries, or solicits, induces, or attempts to solicit or induce any Person who is an consultant, officer, representative or agent of Company or any of its subsidiaries to leave the employ of Company or any of its subsidiaries, or violate the terms of their contract, or any employment agreement with it.

(c)	It is expressly understood and agreed that although Consultant and Company consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Consultant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as the court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(d)	It is expressly understood by Consultant that in the event of a violation of any period specified in this Section 7, such period shall be extended by a period of time equal to that period beginning with the commencement of any such violation and ending when such violation shall have been finally terminated in good faith.

8.	Enforcement of Covenants. Consultant acknowledges that Consultant has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon Consultant pursuant to Sections 6 and 7. Consultant agrees that these restraints are necessary for the reasonable and proper protection of Company and its successors and assigns and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Consultant further acknowledges that, were Consultant to breach any of the covenants contained in Sections 6 and 7, the damage to Company would be irreparable. Consultant therefore agrees that Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Consultant of any of the covenants herein, without any requirement to post a bond or similar security. The parties further agree that, in the event that any provision of Sections 6 or 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

9.	Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a)	“$” refers to U.S. Dollars.

(b)	“Cause” means if Consultant is discharged by Company on account of the occurrence of one or more of the following events:

(i)	Consultant’s continued refusal or failure to perform (other than by reason of Disability) Consultant’s material duties and responsibilities to Company communicated to Consultant if such refusal or failure is not cured within thirty (30) days following written notice from the Company of its belief that there is Cause for Consultant’s termination under this clause (i), or Consultant’s continued refusal or failure to follow any reasonable lawful direction of the Board if such refusal or failure is not cured within thirty (30) days following written notice from the Company of its belief that there is Cause for Consultant’s termination under this clause (i);

(ii)	A material breach of this Agreement (other than Sections 6 or 7) by Consultant that, if capable of being cured, is not cured within thirty (30) days following written notice of such breach by Company to Consultant;

(iii)	an intentional and material breach of Sections 6 or 7 hereof by Consultant;

(iv)	willful, grossly negligent or unlawful misconduct by Consultant which causes harm to Company or its reputation;

(v)	any conduct engaged in by Consultant that is materially detrimental to the business or reputation of Company as determined by the Company’s Board in good faith using its reasonable business judgment that is not cured within thirty (30) days following written notice from the Company of its belief that there is Cause for Consultant’s termination under this clause (v);

(vi)	Company is directed in writing by regulatory or governmental authorities to terminate the engagement of Consultant or Consultant engages in activities that (i) are not approved or authorized by the Board, and (ii) cause actions to be taken by regulatory or governmental authorities that have a material adverse effect on Company; or

(vii)	a conviction, plea of guilty, or plea of nolo contendere by Consultant, of or with respect to a criminal offense which is a felony or other crime involving dishonesty, disloyalty, fraud, embezzlement, theft or similar action(s) (including, without limitation, acceptance of bribes, kickbacks or self-dealing), or the material breach of Consultant’s fiduciary duties with respect to Company. For the purpose of clarification, any current or future actions involving Consultant and Mark Ingrouille and the related claims are not applicable to this section.

(c)	“Company Group” shall mean the Company together with any of its direct or indirect subsidiaries.

(d)	“Confidential Information” means any and all nonpublic information of Company. Confidential Information includes, without limitation, such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of Company, (ii) the Services, (iii) the costs, sources of supply, financial performance and strategic and/or business plans of Company, (iv) the identity and special needs of the customers and prospective customers of Company, and (v) the people and organizations with whom Company has business relationships and those relationships. Confidential Information also includes any information that Company has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed. Notwithstanding the foregoing, “Confidential Information” does not include (x) any information that is or becomes generally known to the industry or the public through no wrongful act of Consultant or any representative of Consultant and (y) any information that is made legitimately available to Consultant by a third party without breach of any confidentiality obligation.

(e)	“Disability” means Consultant’s inability, due to any illness, injury, accident or condition of either a physical or psychological nature, to substantially perform Consultant’s duties and responsibilities hereunder for a period of ninety (90) consecutive days, or for any one hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days,

(f)	“Good Reason” means, without Consultant’s express written consent, (i) a material breach of any term or condition contained in this Agreement, or (ii) a relocation of Consultant’s principal worksite that is more than fifty (50) miles from Consultant’s principal worksite as of the Effective Date.

(g)	“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Consultant (whether alone or with others, whether or not during normal business hours or on or off Company premises) during Consultant’s engagement that relate to either the Services or that make use of Confidential Information or any of the equipment or facilities of Company.

(h)	“Liquidity Event” shall mean an initial public offering or the Sale of Company.

(i)	“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than Company.

(j)	“Sale of Company” means the sale of Company to an independent third party or group of independent third parties pursuant to which such party or parties acquire (i) equity interests possessing the voting power under normal circumstances to elect a majority of the Board of Directors or similar governing body of Company (whether by merger, consolidation or sale or transfer of such equity interests), or (ii) all or substantially all of Company’s assets determined on a consolidated basis.

(k)	“Services” means all services planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by Company, together with all products provided or planned by Company, during Consultant’s engagement.

(l)	“Stock Purchase Agreement Share Price” means the final effective share price related to the Equity Consideration as set forth in the Stock Purchase Agreement between the Parent, Company, and AdActive Media Incorporated.

10.	Withholding. All payments made by Company under this Agreement may be reduced by any tax or other amounts required to be withheld by Company under applicable law or by any amounts authorized in writing by Consultant.

11.	Assignment. Neither Company nor Consultant may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that Company may assign its rights and obligations under this Agreement without the consent of Consultant in the event of a Sale of Company. This Agreement shall inure to the benefit of and be binding upon Company and Consultant, their respective successors, executors, administrators, heirs and permitted assigns.

12.	Successors

(a)	Company’s Successors. Any successor to the Company or Parent (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s or Parent’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.

(b)	Consultant’s Successors. The terms of this Agreement and all rights of Consultant hereunder shall inure to the benefit of, and be enforceable by, Consultant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13.	Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.	Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.	Survival. Sections 7 through 24 shall survive and continue in full force in accordance with their terms notwithstanding the termination of Consultant’s engagement (and hence the Term of this Agreement) for any reason.

16.	Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in Person, with respect to notices delivered personally, or upon confirmed receipt when delivered by email (with confirmation or receipt) or deposited with a reputable, nationally recognized overnight courier service and addressed to Consultant at Consultant’s last known address on the books of Company or, in the case of Company, at its principal place of business, attention: Secretary, Board of Directors.

17.	Entire Agreement. This Agreement constitutes the entire agreement between the parties (including with respect to Company, its successors and assigns) with respect to Consultant’s engagement and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Consultant’s engagement. This Agreement has been signed by an authorized officer of the Company.

18.	Amendment. This Agreement may be amended or modified only by a written instrument signed by Consultant and by an authorized representative of Company.

19.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Furthermore, the delivery of a copy of such signature by electronic exchange methodology shall constitute a valid and binding execution and delivery of this Agreement by such party, and such electronic copy shall constitute an enforceable original document. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt.

20.	Thoughtful Thailand Limited. The Consultant shall sell, grant, convey, transfer, deliver and assign all of his equity interest in Thoughtful Thailand Limited, a Thailand corporation incorporated on September 2, 2014 with a corporate registration number of 0105557128041, to Society Pass Incorporated or one of its subsidiaries upon execution of this Agreement.

21.	Additional Obligations. Without implication that the contrary would otherwise be true, Consultant’s obligations under Sections 6 and 7 are in addition to, and not in limitation of, any obligations that Consultant may have under applicable law (including any law regarding trade secrets, duty of loyalty, fiduciary duty, unfair competition, unjust enrichment, slander, libel, conversion, misappropriation and fraud).

22.	Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and expenses from the other party to the action or proceeding. For purposes of this Agreement, the “prevailing party” shall be deemed to be that party who obtains substantially the result sought, whether by settlement, mediation, judgment or otherwise, and “attorneys’ fees” shall include, without limitation, the reasonable out-of-pocket attorneys’ fees incurred in retaining counsel for advice, negotiations, suit, appeal or other legal proceeding, including mediation and arbitration.

23.	No Rule of Construction. This Agreement shall be construed to be neither against nor in favor of any party hereto based upon any party’s role in drafting this Agreement, but rather in accordance with the fair meaning hereof.

24.	Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Delaware, and the Parties hereto unconditionally and irrevocably submit to the non-exclusive jurisdiction of the New York courts.

25.	WAIVER OF JURY TRIAL. CONSULTANT AND COMPANY EXPRESSLY WAIVE ANY RIGHT EITHER MAY HAVE TO A JURY TRIAL CONCERNING ANY CIVIL ACTION THAT MAY ARISE FROM THIS AGREEMENT, OR THE RELATIONSHIP OF THE PARTIES HERETO.

26.	Prior Restrictions. By signing below, the Consultant represents that the Consultant is not bound by the terms of any agreement with any Person which restricts in any way the Consultant’s hiring by the Company and the performance of the Consultant’s expected job duties; the Consultant also represents that, during the Consultant’s engagement with the Company, the Consultant shall not disclose or make use of any confidential information of any other persons or entities in violation of any of their applicable policies or agreements and/or applicable law.

27.	Independent Legal Counsel. By signing below, the Consultant hereby acknowledges that the Consultant has been encouraged to obtain independent legal advice regarding the execution of this Agreement, and that the Consultant has either obtained such advice or voluntarily chosen not to do so, and hereby waives any objections or claims the Consultant may make resulting from any failure on the Consultant’s part to obtain such advice.

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IN WITNESS WHEREOF, this Agreement has been executed by Company and Parent (by its duly authorized representatives) and by Consultant, as of the date first above written.

Society Pass, Inc.

By:
Name: Dennis Nguyen
Title: CEO

THOUGHTFUL MEDIA GROUP Incoporated

By:
Name: Dennis Nguyen
Title: CEO

CONSULTANT:

Daniel Thorman, President, Thorman Development, Inc.